Exhibit 99.1
Hercules Offshore Prices Public Offering of Common Stock
(Houston — September 24, 2009) Hercules Offshore, Inc. (Nasdaq: HERO) announced today that it has priced an underwritten public offering of 17,500,000 shares of common stock at a public offering price of $5.00 per share. The offering is expected to close on September 30, 2009. The Company has also granted the underwriters a 30-day option to purchase up to 2,625,000 additional shares to cover over-allotments, if any.
The Company intends to use the net proceeds from the offering, including the proceeds from any exercise of the underwriters’ over-allotment option, to repay indebtedness outstanding under the Company’s term loan facility and for general corporate purposes, which may in the future include repaying indebtedness, among other things. Morgan Stanley & Co. Incorporated and UBS Investment Bank are serving as Joint Bookrunning Managers of the offering.
A copy of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the underwriters as follows:
Morgan Stanley & Co. Incorporated
Attn: Prospectus Department
180 Varick Street 2/F
New York, New York 10014
Telephone: 888-827-7275 or email prospectus@morganstanley.com
UBS Investment Bank
Attn: Prospectus Department
299 Park Avenue
New York, New York 10171
Telephone: 888-827-7275
This press release is neither an offer to sell nor a solicitation of an offer to buy any of the securities referred to above. An offering of any such securities will be made only by means of a prospectus supplement and a related prospectus. Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
This press release includes forward-looking statements, which give Hercules’ current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom. Such statements are subject to a number of risks and uncertainties, including those identified in “Item 1A. Risk Factors” and elsewhere in its most recent report on Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 30 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels, and has operations in nine different countries on three continents. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.
SOURCE: Hercules Offshore, Inc.
CONTACT:
Stephen M. Butz
Vice President Finance and Treasurer
713-350-8315
Craig M. Muirhead
Assistant Treasurer
713-350-8346